Exhibit 21
LIST OF SUBSIDIARIES

The Company currently has two subsidiaries:

1. Classic Restaurants International, Inc. - a Florida corporation Doing business under the name Musicana Supper Club.

2.        Musicana - Clearwater, Inc. - a Florida corporation
          Doing business under the name Musicana.